PRESS RELEASE	EXHIBIT 99
FOR IMMEDIATE RELEASE

Media Contact:
Neil Shapiro, Intermarket Communications, 212-754-5423

KBW, Inc. Names Michael J. Zimmerman to Board of Directors

New York, N.Y. – October 29, 2007 – KBW, Inc. (NYSE: KBW), a full service investment bank and broker/dealer that specializes in the financial services sector, today announced that Michael J. Zimmerman, 57, has joined its Board of Directors effective October 26, 2007. Mr. Zimmerman’s initial term as a Director will end in 2009.

As a result of Mr. Zimmerman’s appointment, the majority of KBW’s seven-member Board now consists of independent directors. The three-member Audit, Compensation, and Corporate Governance and Nominations Committees of the Board have already been composed entirely of independent board members.

Mr. Zimmerman is Executive Vice President and Chief Financial Officer of ContiGroup Companies, Inc. and President of its ContiInvestments subsidiary. Formerly the Continental Grain Company, ContiGroup is a diversified international agribusiness and investment firm, headquartered in New York City. Mr. Zimmerman is responsible for the financial and strategic initiatives within ContiGroup’s established operations, as well as investment activities in new and related areas.

Prior to joining Continental Grain in 1996, Mr. Zimmerman was a Managing Director at Salomon Brothers, where he held numerous senior-level positions in the company’s investment banking and firm investment areas. His responsibilities included leading the firm’s mergers and acquisitions, acting as Chairman of Salomon’s Capital Commitments and Screening Committees, and supervising many investment banking transactions and client relationships.

Mr. Zimmerman is a Director and Chairman of Overseas Shipholding Group, Inc. and a Director at Financial Federal Corporation. He also serves as an Advisory Director of Smithfield Foods, Inc. and is active in several educational, religious and philanthropic organizations.

He holds a Bachelor of Arts degree from Trinity College and is a graduate of the Harvard Business School, where he received a Master of Business Administration degree.

About KBW

KBW operates in the U.S. and Europe through its broker dealer subsidiaries, Keefe, Bruyette & Woods, Inc. and Keefe, Bruyette & Woods Limited. It also offers asset management services through KBW Asset Management, Inc.

Founded in 1962, the firm is widely recognized as a leading authority in the banking, insurance, brokerage, asset management, mortgage banking and specialty finance sectors. The firm has established industry-leading positions in the areas of research, corporate finance, mergers and acquisitions as well as sales and trading for financial services companies.